Consent of Independent Auditors
We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-266239, 333-278547) and Form S-3 (Nos. 333-264972, 333-273393) of SoundHound AI, Inc. of our report dated October 22, 2024, relating to the consolidated and combined financial statements of Amelia Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2023 and as of December 31, 2022 (Successor), and the periods from December 21, 2022 through December 31, 2022 (Successor), January 1, 2022 through December 20, 2022 (Predecessor), appearing in this Current Report on Form 8-K/A of SoundHound AI, Inc.

/s/ Ernst & Young LLP

October 22, 2024